EXHIBIT 1

                             JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of statements on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $.10 per share, of The Navigators Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned have executed this Joint Filing Agreement this 16th day of March, 2005.


By: /s/ Terence N. Deeks
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    Terence N. Deeks


By: /s/ Monica J. Deeks
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    Monica J. Deeks